NOTICE TO SHAREHOLDERS (Unaudited)

Annual Meeting Results

An annual meeting of the funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The funds shareholders elected the following nine directors:

			   Shares    Shares Withholding
			  Voted For  Authority to Vote
Benjamin R. Field III .. 10,281,406      125,828
Mickey P. Foret ........ 10,284,951      122,283
Roger A. Gibson ........ 10,281,032      126,202
Victoria J. Herget ..... 10,290,812      116,422
Leonard W. Kedrowski ... 10,282,398      124,836
Richard K. Riederer..... 10,283,109      124,125
Joseph D. Strauss....... 10,284,664      122,570
Virginia L. Stringer ... 10,286,956      120,278
James M. Wade .......... 10,279,607      127,627

2. The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending November 30, 2004.
The following votes were cast regarding this matter:

   Shares       Shares                    Broker
  Voted For  Voted Against  Abstentions  Non-Votes
 10,215,492    107,492        84,249         -